UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to § 240.14a-12

PLUG POWER INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Filed by Plug Power Inc.

Pursuant to Rule 14a-12

of the Securities Exchange Act of 1934

Subject Company: Plug Power Inc.

Commission File No.: 001-34392

The following e-mail communication was sent by Plug Power Inc. to certain stockholders on December 31, 2025.

Fellow Plug Power Stockholders,

Thank you for your investment and continued support of Plug Power.

You have an important opportunity to shape our company’s future by voting on two charter amendments at our upcoming Special Meeting of Stockholders. These proposals are essential to ensuring that Plug has the financial flexibility and modern governance tools needed to execute our strategy, meet existing contractual commitments, and continue growing our stake in the global hydrogen economy.

•	Proposal 1: Amendment to Modernize Voting Standards

Proposal #1 would modernize the Company’s voting standards by aligning the Company’s charter with current Delaware corporate law. If approved, this amendment would allow certain future charter amendments to be approved by a majority of votes cast, where permitted under the Delaware General Corporation Law (DGCL).

This change ensures that outcomes are determined by the stockholders who actively participate in the voting process, rather than by shares that are not voted at all. Under the Company’s current charter, shares that are not voted effectively have the same impact as votes cast against a proposal, which can prevent proposals from passing even when a clear majority of voting stockholders support them.

By aligning with current Delaware standards, this proposal helps ensure that stockholder intent is reflected more accurately and that the Company is governed in a manner consistent with modern corporate practices.

•	Proposal 2 – Increase in Authorized Shares of Common Stock

Proposal #2 is essential to the Company’s ability to meet its financial obligations, maintain operating flexibility, and continue executing its business plan. Approval of this proposal would increase the number of authorized shares of common stock, providing the Company with the flexibility required to satisfy obligations as they come due and to support the ongoing needs of the business.

If Proposal #2 is not approved, the Company will implement a reverse stock split in order to create sufficient share availability to meet its financial obligations and maintain business flexibility.

Approval of the increase in authorized shares does not result in the immediate issuance of new shares or have an immediate impact on our shares outstanding.

We understand you may be concerned about potential dilution. These proposals do not immediately issue any new shares. Upon approval, Plug would have tools to manage its balance sheet responsibly. Without approval, Plug would need to pursue alternatives such as a reverse stock split. Your Board and management team remain committed to disciplined capital allocation and to using any newly authorized shares in a manner that supports sustainable value creation.

www.plugpower.com

Voting FOR the proposals allows Plug to move forward in a stronger position. If the proposal to increase authorized shares is not approved by stockholders, Plug will proceed with a reverse stock split as previously authorized.

How you can help:

Voting is quick and easy. Please locate your proxy materials and voting control number and vote “FOR” all proposals in line with the Board’s recommendation. If you have not received proxy materials, via mail or email, and held Plug Power shares as of December 12, 2025 please contact your bank or broker and request the control number specific to your account to vote online.

If you need additional assistance voting please contact our Proxy Solicitor, Sodali & Co, at (833) 924-7453.

Thank you again for your investment in Plug Power and your attention to this pivotal special meeting.

Andy Marsh, CEO & Executive Chair of the Board of Directors
Plug Power Inc.

Important Additional Information and Where to Find It

The Company has filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement in connection with the Company’s Special Meeting of Stockholders to be held on January 29, 2026. The Company may also file other documents regarding the Special Meeting with the SEC.  INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY because they contain important information about the matters to be voted on at the Special Meeting.  Stockholders may obtain copies of the proxy statement and other documents filed with the SEC, free of charge, at the SEC’s website at www.sec.gov or at www.proxyvote.com.

Participants in Proxy Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the Special Meeting. Information about the directors and executive officers of the Company is outlined in the proxy statement for the Company’s 2025 Annual Meeting of Stockholders, which was filed with the SEC on June 9, 2025, and information about their ownership of Company stock is outlined in the definitive proxy statement.

www.plugpower.com

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties about Plug, including, but not limited to, statements about Plug's ability to execute on its business plans and strategy and statements about the Special Meeting. Such forward-looking statements can be identified by the use of words such as "will," "may," "believe," "expect," "plan," or similar expressions. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risk that the proposals in the Special Meeting may not be approved, including risks relating to stockholder turnout, broker non-votes, and share-loan recall timing; the risk of legal proceedings that may be instituted against Plug related to the Special Meeting; risks related to the Company's ability to achieve its business plans and growth objectives; risks related to market acceptance and adoption of hydrogen solutions; operational and execution risks; financing and liquidity risks; and other risks described in Plug's filings with the SEC, including the "Risk Factors" section of Plug's Annual Report on Form 10-K for the year ended December 31, 2024, the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025 and September 30, 2025 as well as any subsequent filings. Readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements are made as of the date hereof and are based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Plug disclaims any obligation to update forward-looking statements except as may be required by law.

www.plugpower.com